UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 S.W. 145 Avenue, Miramar, Florida	33027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 364-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2015, Elizabeth Arden, Inc. (the “Company”) entered into an amendment (the “Amendment”) of its existing second lien credit agreement with JPMorgan Chase Bank, N.A. (the “Second Lien Credit Agreement”), which, among other things, extended the maturity date of the Second Lien Credit Agreement to October 15, 2016. Under the terms of the Second Lien Credit Agreement, as amended, the Company may borrow, in a single advance, up to $25 million.

In connection with the Amendment, the Company also entered into security agreements (the “Security Agreements”) in favor of JPMorgan Chase Bank, N.A. and the lenders under the Company’s $300 million revolving credit facility, for which JPMorgan Chase Bank, N.A. is the administrative agent (the “Revolving Credit Facility”), granting a lien against the Company’s U.S. trademarks relating to its Curve fragrance brand, and certain related assets, to secure the Company’s obligations under both the Second Lien Credit Agreement and the Revolving Credit Facility (collectively, the “Curve Security Interest”). With respect to the Revolving Credit Facility, the Curve Security Interest will be released upon payment in full of the Company’s obligations under the Second Lien Credit Agreement, provided that the Company’s minimum debt service coverage ratio (as calculated pursuant to the Revolving Credit Facility) for the preceding twelve months is greater than 1.0 to 1.0 and no default or event of default exists under the Revolving Credit Facility.

In addition to extending the term of the Second Lien Credit Agreement and reducing the commitment of JPMorgan Chase Bank, N.A. thereunder, the Amendment also modified the pricing under the Second Lien Credit Agreement to provide that borrowings will bear interest at a floating rate based on an “Applicable Margin” that is determined by reference to a debt service pricing ratio. At the Company’s option, the Applicable Margin may be applied to either the London InterBank Offered Rate (LIBOR) or the base rate. As amended, the Applicable Margin charged on LIBOR loans now ranges from 3.00% to 5.00%, as compared to being fixed at 3.25% previously, and for base rate loans ranges from 1.5% to 3.5%, as compared to being fixed previously at 1.75%.

Except as amended by the Amendment, all other provisions of the Second Lien Credit Agreement remain in full force and effect.

JPMorgan Chase Bank, N.A. and certain of the lenders under the Revolving Credit Facility, or their respective affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company and its subsidiaries, for which they receive customary fees and commissions.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1 and the Security Agreements attached hereto as Exhibits 10.2 and 10.3, each of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1	Fourth Amendment to Credit Agreement (Second Lien), dated as of October 2, 2015, between Elizabeth Arden, Inc., as borrower, and JPMorgan Chase Bank, N.A.

10.2	Security Agreement, dated as of October 2, 2015, granted by Elizabeth Arden, Inc. in favor of JPMorgan Chase Bank, N.A., in connection with the Credit Agreement (Second Lien), dated as of June 12, 2012 (as amended, supplemented, or otherwise modified from time to time).

10.3	Security Agreement, dated as of October 2, 2015, granted by Elizabeth Arden, Inc. in favor of JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as collateral agent and syndication agent, Wells Fargo Capital Finance, LLC, HSBC Bank USA, N.A. and U.S. Bank National Association, as co-documentation agents, JPMorgan Chase Bank, N.A., and Bank of America, N.A. as joint lead arrangers, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIZABETH ARDEN, INC.

Date: October 6, 2015	/s/ Marcey Becker
Marcey Becker Senior Vice President, Finance & Corporate Development